Exhibit 3.11

CONSENT AND OMNIBUS AMENDMENT TO

NOTE AND WARRANT PURCHASE AGREEMENT,

SUBORDINATED CONVERTIBLE PROMISSORY NOTES

AND WARRANTS

THIS CONSENT AND OMNIBUS AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT, SUBORDINATED CONVERTIBLE PROMISSORY NOTES AND WARRANTS (this “Amendment”) is entered into as of the 18th day of November, 2021, by and among Knightscope, Inc., a Delaware corporation (the “Company”), and Proud Ventures KS LLC, a New Jersey limited liability company (the “Investor”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Note and Warrant Purchase Agreement referenced below.

RECITALS

WHEREAS, pursuant to the Note and Warrant Purchase Agreement, dated as of April 30, 2019, between the Company and the Investor (as amended, restated, supplemented or otherwise modified, the “Note and Warrant Purchase Agreement”), the Investor has agreed to purchase, and the Company has agreed to issue, subordinated convertible promissory notes in the aggregate principal amount of up to $15,000,000 and related warrants;

WHEREAS, as of the date hereof, the Company has issued to the Investor (i) the subordinated convertible promissory notes listed on Appendix I hereto (each, an “Existing Note” and together, the “Existing Notes”) in the aggregate principal amount of $8,128,570, and (ii) the warrants to purchase the Company’s Series S Preferred Stock listed on Appendix II hereto (each, an “Existing Warrant” and together, the “Existing Warrants”);

WHEREAS, the Company and the Investor desire to amend the Note and Warrant Purchase Agreement, the Existing Notes and the Existing Warrants as set forth in this Amendment; and

WHEREAS, the Company and the Investor intend that the amendments set forth herein shall also apply to any additional Notes and additional Warrants issued to Investor under the Note and Warrant Purchase Agreement on or after the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree to the following:

1.            Amendment to Note and Warrant Purchase Agreement.

a.            Amendment to Section 1(c). Section 1(c) of the Note and Warrant Purchase Agreement shall be amended by deleting the following sentences therein, which read: “At one or more additional closings (the “Additional Closings”), the Investor may purchase Notes for such aggregate principal amounts as remain available pursuant to Section 1(a) (the “Additional Available Principal”); provided that the Company may terminate such right to purchase additional Notes with written notice to the Investor (the “Termination Notice”). The Investor will have thirty (30) calendar days after receiving the Termination Notice to purchase Notes and Warrants hereunder in any principal amount up to the balance of the Additional Available Principal.”, and replacing them with the following:

“At one or more additional closings (the “Additional Closings”), the Investor may purchase Notes for such aggregate principal amounts as remain available pursuant to Section 1(a) (the “Additional Available Principal”); provided that the Company may terminate such right to purchase additional Notes at any time after November 18, 2021, effective immediately upon written notice to the Investor (the “Termination Notice”).”

2.            Amendments to Existing Notes and Form of Note.

a.            Amendment to Introductory Paragraph of the Notes.

(i) The interest rate set forth in the first sentence of each Existing Note and the form of Note attached as Exhibit A to the Note and Warrant Purchase Agreement (the “Form of Note”) shall be amended by deleting “12% per annum” and replacing it with “12% per annum through December 31, 2021 and 3% per annum beginning January 1, 2022”.

(ii) The second sentence of the introductory paragraph of each Existing Note and the Form of Note shall be amended and restated as follows:

“All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) January 1, 2024 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof.”

b.            Amendment to Section 4(d) of the Notes. Section 4(d) of each Existing Note and the Form of Note shall be amended and restated as follows:

“(d) Optional Conversion by the Investor. Beginning January 1, 2020, the Investor may at its option convert the outstanding principal of this Note, together with all accrued and unpaid interest on the Note, in whole or in part, into fully paid and nonassessable shares of the Company’s Class A Common Stock equal to the outstanding principal amount of this Note (or portion thereof to be converted), together with accrued and unpaid interest thereon, divided by the applicable IPO Conversion Price in effect at the time of the Investor’s election to convert.”

c.            Amendment to Section 7 of the Notes. Section 7 of each Existing Note and the Form of Note shall be amended as follows:

(i) The defined term “Initial Public Offering” shall be amended and restated in its entirety as follows:

““Initial Public Offering” shall mean the first to occur of (i) the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act, and (ii) the listing of the Company’s common stock for trading on a nationally recognized securities exchange (e.g., the New York Stock Exchange) or inter-dealer quotation system (e.g., NASDAQ). An Initial Public Offering under the preceding clause (ii) will not trigger a 180-day lock up period for purposes of Section 4(e)(ii) of this Note.”

3.            Confirmation of Notes, Accrued Interest and Accrued PIK Dividends.

The Company and the Investor confirm the information set forth in the spreadsheets attached hereto as Appendices III through IV.

4.            Amendments to Existing Warrants and Form of Warrant.

a.            Amendment to Section 1(c) of the Warrants. Section 1(c) of each Existing Warrant and the form of Warrant attached as Exhibit B to the Note and Warrant Purchase Agreement (the “Form of Warrant”) shall be amended and restated in its entirety as follows:

“(c)      Exercise Period. This Warrant shall be exercisable, in whole or in part, beginning on January 1, 2023 and prior to (or in connection with) the expiration of this Warrant as set forth in Section 7.

b.            Amendment to Section 2(b) of the Warrants. Section 2(b) of each Existing Warrant and the Form of Warrant shall be amended and restated in its entirety as follows:

“(b)      [Intentionally Omitted].”

c.            Amendment to Section 7(a) of the Warrants. Section 7(a) of each Existing Warrant and the Form of Warrant shall be amended and restated in its entirety as follows:

“(a)      December 31, 2024; or”

d.            Amendment to Exhibit A. Exhibit A (captioned “Notice of Exercise”) of each Existing Warrant and the Form of Warrant shall be amended and restated in its entirety in the form of the “Notice of Exercise” attached hereto.

5.            Effect of Amendment. Except as amended as set forth above, the Note and Warrant Purchase Agreement (including the exhibits thereto), each of the Existing Notes and each of the Existing Warrants shall continue in full force and effect, each enforceable in accordance with its respective terms. Except as expressly set forth herein, this Amendment is not a consent to any waiver or modification of any other terms or conditions of the Note and Warrant Purchase Agreement or any of the instruments or documents referred to in the Note and Warrant Purchase Agreement and shall not prejudice any right or rights which the parties hereto may now or hereafter have under or in connection with the Note and Warrant Purchase Agreement or any of the instruments or documents referred to therein.

6.            Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

7.            Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to principles governing conflicts of law.

8.            Headings. The headings used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

9.            Integration. This Amendment and the Note and Warrant Purchase Agreement, the Existing Notes and the Existing Warrants (the “Note Documents”) represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Note Documents merge into this Amendment and the Note Documents.

10.            Counterparts. This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be as effective as original signatures.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

KNIGHTSCOPE, INC.

By:	/s/ William Santana Li
Name: William Santana Li
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

INVESTOR:

PROUD VENTURES KS LLC

By:	/s/ Andrew Brown
Name: Andrew Brown
Title: Managing Member

APPENDIX I
LIST OF EXISTING NOTES

All “Subordinated Convertible Promissory Notes” entered into by the Company and the Investor beginning in 2019 through the date hereof (the “Existing Notes”), including but not limited to, the following:

Issuance	Amount of Note	Date of Note
1	$ 430,000	April 30, 2019
2	$ 239,000	May 21, 2019
3	$ 340,000	June 5, 2019
4	$ 363,000	July 10, 2019
5	$ 1,313,000	October 9, 2019
6	$ 1,072,250	January 8, 2020
7	$ 55,000	January 27, 2020
8	$ 150,000	February 20, 2020
9	$ 250,000	March 24, 2020
10	$ 225,700	June 18, 2020
11	$ 690,620	November 10, 2020
12	$ 1,500,000	September 22, 2021
13	$ 500,000	October 1, 2021
14	$ 1,000,000	October 18, 2021

APPENDIX II
LIST OF EXISTING WARRANTS

All “Warrants to Purchase Shares of Series S Preferred of Knightscope, Inc.” entered into by the Company and the Investor beginning in 2019 through the date hereof (the “Existing Warrants”), including but not limited to, the following:

Issuance	Warrant Amount (shares of Series S Preferred Stock)	Date of Warrant
1	86,000	April 30, 2019
2	47,800	May 21, 2019
3	68,000	June 5, 2019
4	72,600	July 10, 2019
5	262,600	October 9, 2019
6	214,450	January 8, 2020
7	11,000	January 27, 2020
8	30,000	February 20, 2020
9	50,000	March 24, 2020
10	45,140	June 18, 2020
11	138,124	November 10, 2020
12	300,000	September 22, 2021
13	100,000	October 1, 2021
14	200,000	October 18, 2021

APPENDIX III
NOTES AND ACCRUED INTEREST

APPENDIX IV
ACCRUED PIK DIVIDENDS

NOTICE OF EXERCISE

EXHIBIT A

NOTICE OF EXERCISE

TO:	KNIGHTSCOPE, INC. (the “Company”)

Attention:	Chief Executive Officer

(i)	Exercise. The undersigned elects to purchase the following pursuant to the terms of the attached warrant:

Number of shares:

Type of security:

(ii)	Method of Exercise. The undersigned elects to exercise the attached warrant pursuant to:

☐	A cash payment or cancellation of indebtedness, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

(iii)	Stock Certificate. Please issue a certificate or certificates representing the shares in the name of:

☐	The undersigned

☐	Other—Name:

Address:

(iv)	Investment Intent. The undersigned represents and warrants that the aforesaid shares are being acquired for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and that the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the shares, nor does it have any contract, undertaking, agreement or arrangement for the same, and all representations and warranties of the undersigned set forth in Section 10 of the attached warrant are true and correct as of the date hereof.

(v)	Investment Representation Statement and Market Stand-Off Agreement. The undersigned has executed, and delivers herewith, an Investment Representation Statement and Market Stand-Off Agreement in a form substantially similar to the form attached to the warrant as Exhibit A-1.

(vi)	Consent to Receipt of Electronic Notice. Subject to the limitations set forth in Delaware General Corporation Law §232(e), the undersigned consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number provided below (or to any other facsimile number for the undersigned in the Company’s records), (ii) electronic mail to the electronic mail address provided below (or to any other electronic mail address for the undersigned in the Company’s records), (iii) posting on an electronic network together with separate notice to the undersigned of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the undersigned. This consent may be revoked by the undersigned by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

1

Proud Ventures KS, LLC
(Print name of the warrant holder)

(Signature)

(Name and title of signatory, if applicable)

(Date)

2